Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated April 16, 2021 (except for the last paragraph of Note 9, as to which the date is June 7, 2021) with respect to the financial statements of Janux Therapeutics, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333- 256297) and related Prospectus of Janux Therapeutics, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

San Diego, California

June 10, 2021